CONSULTING AGREEMENT, dated as of June 10, 2008 with Sunovia Energy Technologies, Inc. (the "Company") and Pacific Coast Capital Advisors, Inc. a California corporation with executive offices located at 528 La Pradera lane Escondido CA 92026 (the "Consultant").

WITNESSETH:

         WHEREAS, the Company, through its affiliates and principals, has extensive experience in its areas of expertise, including, without limitation, solar research & development, engineering, and sales & marketing; and

         WHEREAS, the Consultant has expertise in in corporate development and strategic planning; and

         WHEREAS, the Company desires to retain the services of the Consultant to render strategic advice; and

         WHEREAS, the Consultant wishes to render such services to the Company upon the terms, conditions and covenants set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and subject to the conditions contained herein, the parties hereto hereby agree as follows:

I. Terms of Service.

         Section 1.01 Term; Termination. The term (the "Term") of this Agreement shall be 3 months, commencing on the date hereof.  In the event of any earlier termination of this Agreement, the parties hereto agree that the Consultant shall be entitled to the amounts due pro rata through the date of termination.  Either party may terminate this Agreement at anytime.

         Section 1.02 Consulting Fee.  The Consultant shall receive Two thousand five hundred dollars ($2,500) and 15,000 shares of restricted common stock per month.

II.   Miscellaneous.

         Section 2.01 No Violation of Other Agreements.  Each of the parties hereto represents and warrants that execution, delivery, or performance of this Agreement does not conflict with, or violate the terms of, any other  agreement to which it is a party or by which it is bound.

         Section 2.02 Independent Contractor; Limitation of Liability.

                  (a) The Consultant is an independent contractor to the Company, and nothing herein shall be deemed to constitute the Consultant or its agents as an employee or agent of the Company.  Neither party shall be deemed to an employer, employee, agent, partner or joint venturer of the other. No party has authority to enter into agreements on behalf of any other party or to bind any other party in any way.   The Consultant is an accredited investor as that term is defined under Regulation D of the Securities Act of 1933, as amended.

                  (b) The Company acknowledges that it remains solely responsible for the conduct and operation of its business and that the Consultant makes no representation or warranty and assumes no liability with respect to the outcome or result of any particular course of action or operation of the Company's business.

         Section 2.03 Notices.  Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given when delivered personally, sent by private express mail service (such as Federal Express), or sent by registered or certified mail (return receipt requested) to the address set forth in the introductory paragraph hereof (or to other address as any party has furnished in writing to the other parties in accordance with the provisions of this Section 2.03).

         Section 2.04 Assignment.  None of the parties may assign its interest in this Agreement or delegate its responsibilities hereunder without prior written consent of the other party.

         Section 2.05 Severability.  The invalidity or unenforceability of any particular provision of this Agreement or portion thereof shall not affect the validity or unenforceability of any other provision thereof. If any provision of this Agreement is adjudicated to be so broad as to be unenforceable, it shall be interpreted to be only as broad as is enforceable.

         Section 2.06 Counterparts; Governing Law.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to conflict of laws.

         Section  2.07 Headings.  The article and section headings in this
Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         Section 2.08 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 2.09 Confidential Information.

(a) Consultant recognizes and acknowledges that during the course of performing the Services it will acquire information regarding the Company and the Company’s business methods, technology, products, plans and clients and other information which is not publicly known and which the Company regards as proprietary to it and includes any confidential proprietary information (“Confidential Information”).  Without limiting the generality of the foregoing, Confidential Information includes all proprietary know-how, use and applications know-how, technical information, product formulae and formulations and other trade secrets relating to the Company’s products and proposed products, any information or other information contained in any patent application, regardless of whether a patent is ever issued with respect to such application, results of studies and surveys, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts and all other information relating to the Company’s products.

(b) Consultant agree that it will not, at any time, whether during or after the Term, disclose to any person or use, directly or indirectly, for Consultant’s own benefit or the benefit of others, or aid or assist others in using any Confidential Information, or permit any person to examine or make copies of any document which may contain or is derived from Confidential Information, whether prepared by Consultant or otherwise coming into Consultant’s possession or control.

(c) In the event that Consultant is, pursuant to, or required by, applicable law, regulation or legal process, to disclose any of the Confidential Information, Consultant will notify the Company promptly so that the Company may, at its cost, seek a protective order or other appropriate remedy or, its sole discretion, waive compliance with the terms of this Section 2.09.  Consultant shall not disclose any Confidential Information until the court has made a ruling.  In the event that no such protective order or other remedy is obtained, or in the event that the disclosing party waives compliance with the terms of this Section 2.09, Consultant will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(d)  Consultant shall, upon termination of Consultant’s engagement with the Company, or earlier at the request of the Company, turn over to the Company all documents, papers, computer disks or other material in Consultant’s possession or under Consultant’s control which may contain or be derived from Confidential Information, together with all documents, notes or other work products which are connected with or derived from the Services.  To the extent that any Confidential Information is on Consultant’s hard drive or other storage media, he shall, upon the request of the Company, cause such information to be erased from his computer disks and all other storage media.

Section 2.10 Non-Circumvention

During the term of this Agreement and for a period of one (1) year after the termination of this Agreement, the Company shall not, directly or indirectly, without the prior written approval of the Consultant, enter into any type of agreement or transaction with any funding source introduced to the Company by the Consultant, for or on its own behalf or on behalf of any corporation, individual, partnership, other entity or other person.

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 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Sunovia Energy Technologies, Inc.

By:	/s/
Carl L. Smith III
CEO

Pacific Coast Capital Advisors, Inc.

By:	/s/
Eric Horton
President

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